Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
1/23/2017	Investors: Chris Stent, 630-623-3801
Media: Terri Hickey, 630-623-5593
McDONALD'S DELIVERS FOURTH QUARTER AND FULL YEAR 2016 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the fourth quarter and year ended December 31, 2016.
“Throughout 2016, we worked diligently to lay the groundwork for our long-term future. We focused on driving changes in our menu, restaurants and technology to deliver an enhanced McDonald’s experience for our customers around the world,” said McDonald’s President and Chief Executive Officer Steve Easterbrook. “We applied the necessary rigour and discipline to strengthen the Company and our financial performance. Our efforts yielded a more streamlined and focused organisation that generated solid fourth quarter and full year results, including our strongest annual global comparable sales growth since 2011 along with record franchisee cash flows in many of our major markets. I am confident that we’re on the right path as we pursue our goal of being recognised by our customers as the modern, progressive burger company.”
Fourth quarter highlights:

•	Global comparable sales increased 2.7%, including positive comparable sales in the International Lead, High Growth and Foundational segments

•	Consolidated revenues decreased 5% (3% in constant currencies), due to the impact of refranchising

•	Consolidated operating income increased 5% (7% in constant currencies)

•	Diluted earnings per share of $1.44 increased 10% (12% in constant currencies)
Full year highlights:

•	Global comparable sales increased 3.8%, including positive comparable sales across all segments

•	Consolidated revenues decreased 3% (flat in constant currencies), due to the impact of refranchising

•	Consolidated operating income increased 8% (11% in constant currencies)

•	Diluted earnings per share of $5.44 increased 13% (16% in constant currencies)

•
Returned $2.2 billion to shareholders through share repurchases and dividends in the fourth quarter and $14.2 billion for the full year, marking the successful achievement of the Company’s targeted return of $30 billion for the three-year period ending 2016. In addition, the Company announced a 6% increase in its dividend beginning in the fourth quarter.

Fourth quarter comparable sales declined 1.3% in the U.S., reflecting the challenging comparison against the prior year launch of the very successful All-Day Breakfast. Operating income for the quarter decreased 11%, as the U.S. lapped a prior year gain on the strategic sale of a unique restaurant property. Entering 2017, McDonald’s U.S. will continue to focus on growing guest traffic.
Comparable sales for the International Lead segment increased 2.8% for the quarter, reflecting strong comparable sales growth across most of the segment, led by the U.K. Fourth quarter operating income for the segment increased 1% (6% in constant currencies), fueled by sales-driven improvements in franchised margin dollars across most markets.
Fourth quarter comparable sales increased 4.7% in the High Growth segment led by strong performance in China and positive results across the entire segment. The segment’s operating income rose 16% (18% in constant currencies), driven primarily by improved restaurant profitability in China, which benefited from recent VAT reform.
Fourth quarter comparable sales rose 11.1% in the Foundational markets led by very strong performance in Japan and certain markets in Latin America, as well as solid results across the segment’s remaining geographic regions. For the segment, which includes Corporate SG&A and other costs, operating income increased for the quarter. These results primarily reflect a gain from the sale of McDonald's Singapore in connection with the Company's refranchising initiatives, as well as improved performance in Japan.

Steve Easterbrook concluded, “For McDonald’s, 2016 was a year of purposeful change as we focused on the key elements of our turnaround plan - strengthening our business to drive long-term sustainable growth by sharpening our focus on our customers, right-sizing our structure and putting the right talent in place to lead the Company into the future. I’m confident that we are well-positioned to transition to a longer-term focus in 2017. Our refranchising efforts and financial discipline will enable us to direct our capital and G&A resources towards new strategic opportunities to deliver on our long-term strategy. We look forward to providing further details on our strategy and financial targets later this quarter. As we begin the first quarter of 2017, we are mindful of the comparison we face against first quarter 2016 results, which benefited from leap year, favourable weather and continued momentum from All-Day Breakfast in the U.S.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended December 31,				Years Ended December 31,
	2016	2015	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2016	2015	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$6,028.9	$6,341.3	(5)%	(3)%	$24,621.9	$25,413.0	(3)%	0%
Operating income	1,969.0	1,880.4	5	7	7,744.5	7,145.5	8	11
Net income	1,193.4	1,206.2	(1)	1	4,686.5	4,529.3	3	6
Earnings per share-diluted	$1.44	$1.31	10%	12%	$5.44	$4.80	13%	16%
Results for the quarter and year benefited from stronger operating performance, and the year also benefited from higher gains on sales of restaurant businesses, mostly in the U.S.
Both periods were impacted by the Company’s ongoing refranchising and G&A initiatives:

•
In 2016, the quarter included $16 million of net pre-tax strategic credits consisting of a gain of $75 million from the sale of McDonald’s Singapore to a developmental licensee, partly offset by restructuring charges, while the year included net pre-tax impairment and restructuring charges of $342 million.

•	In 2015, the fourth quarter and year included net pre-tax strategic charges of $74 million and $307 million, respectively, primarily consisting of impairment and restructuring charges.
In addition, fourth quarter 2015 included a gain of $135 million from the strategic sale of a unique restaurant property in the U.S.
For the quarter and year 2016, the current and prior year net strategic charges/credits did not have a significant impact on diluted earnings per share growth rates.
Foreign currency translation had a negative impact of $0.03 and $0.11 on diluted earnings per share for the quarter and year, respectively.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and year ended December 31, 2016.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. (Central Time) on January 23, 2017. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.

McDonald’s Corporation will broadcast its upcoming investor meeting live over the Internet on March 1, 2017. Information on presentation times and the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
McDonald’s plans to release first quarter results before the market opens on April 25, 2017 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 36,000 locations in over 100 countries. Approximately 85% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 in the Company’s Form 8-K filing on January 23, 2017. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Quarters Ended December 31,	2016	2015	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$3,652.8	$4,030.2	$(377.4)	(9)%
Revenues from franchised restaurants	2,376.1	2,311.1	65.0	3

TOTAL REVENUES	6,028.9	6,341.3	(312.4)	(5)

Operating costs and expenses
Company-operated restaurant expenses	3,035.9	3,418.6	(382.7)	(11)
Franchised restaurants—occupancy expenses	434.8	416.2	18.6	4
Selling, general & administrative expenses	627.5	675.1	(47.6)	(7)
Other operating (income) expense, net	(38.3)	(49.0)	10.7	22
Total operating costs and expenses	4,059.9	4,460.9	(401.0)	(9)

OPERATING INCOME	1,969.0	1,880.4	88.6	5

Interest expense	221.2	180.9	40.3	22
Nonoperating (income) expense, net	12.9	(11.3)	24.2	n/m

Income before provision for income taxes	1,734.9	1,710.8	24.1	1
Provision for income taxes	541.5	504.6	36.9	7

NET INCOME	$1,193.4	$1,206.2	$(12.8)	(1)%

EARNINGS PER SHARE-DILUTED	$1.44	$1.31	$0.13	10%

Weighted average shares outstanding-diluted	829.7	919.9	(90.2)	(10)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Years Ended December 31,	2016	2015	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$15,295.0	$16,488.3	$(1,193.3)	(7)%
Revenues from franchised restaurants	9,326.9	8,924.7	402.2	5

TOTAL REVENUES	24,621.9	25,413.0	(791.1)	(3)

Operating costs and expenses
Company-operated restaurant expenses	12,698.8	13,976.9	(1,278.1)	(9)
Franchised restaurants—occupancy expenses	1,718.4	1,646.9	71.5	4
Selling, general & administrative expenses	2,384.5	2,434.3	(49.8)	(2)
Other operating (income) expense, net	75.7	209.4	(133.7)	(64)
Total operating costs and expenses	16,877.4	18,267.5	(1,390.1)	(8)

OPERATING INCOME	7,744.5	7,145.5	599.0	8

Interest expense	884.8	638.3	246.5	39
Nonoperating (income) expense, net	(6.3)	(48.5)	42.2	87

Income before provision for income taxes	6,866.0	6,555.7	310.3	5
Provision for income taxes	2,179.5	2,026.4	153.1	8

NET INCOME	$4,686.5	$4,529.3	$157.2	3%

EARNINGS PER SHARE-DILUTED	$5.44	$4.80	$0.64	13%

Weighted average shares outstanding-diluted	861.2	944.6	(83.4)	(9)%